                                                              HECO Exhibit 10.10



                       FACILITIES AND OPERATING CONTRACT


                                 by and between


                              CHEVRON U.S.A. INC.


                                      and


                        HAWAIIAN ELECTRIC COMPANY, INC.


                             * * * * * * * * * * *

                                                 FACILITIES AND OPERATING CONTRACT
                                              BY AND BETWEEN CHEVRON U.S.A. INC. AND
                                                  HAWAIIAN ELECTRIC COMPANY, INC.

                                                         TABLE OF CONTENTS
ARTICLE 1:     Definitions...................................................................................   1

ARTICLE 2:     Term of Contract..............................................................................   1

ARTICLE 3:     Transportation of LSFO to Kahe, Waiau and Iwilei..............................................   1
     Section 3.1:  Pipeline Facilities.......................................................................   1
     Section 3.2:  Transport of LSFO.........................................................................   1
               Section 3.2.A:  Kahe Pipeline.................................................................   1
               Section 3.2.B:  Maximum Viscosity.............................................................   2
     Section 3.3:  Compensation..............................................................................   2
               Section 3.3.A:  Facility Charge...............................................................   2
               Section 3.3.B:  Throughput Charge.............................................................   2
               Section 3.3.C:  Maintenance Charge............................................................   2
               Section 3.3.D:  Invoices and Payment..........................................................   3
               Section 3.3.E:  Clean Up of Spills............................................................   3
               Section 3.3.F:  Discontinued Operation of Honolulu Generating Plant...........................   3
     Section 3.4:  Modification, Relocation and Replacement of Facilities....................................   3
               Section 3.4.A:  Modification, Relocation and Replacement......................................   3
               Section 3.4.B:  Effective Date of Adjustments in Fees.........................................   4
     Section 3.5:  LSFO Movement Coordination and Reporting..................................................   4
               Section 3.5.A:  Coordination..................................................................   4
               Section 3.5.B:  Reporting.....................................................................   4
     Section 3.6:  Title and Risk of Loss....................................................................   5

ARTICLE 4:     HECO'S Use of Chevron's Tanker Mooring Facilities
                and Submarine Line...........................................................................   5
     Section 4.1:  Use of Chevron's Facilities...............................................................   5
     Section 4.2:  Compensation..............................................................................   6
               Section 4.2.A:  Compensation for LSFO Received................................................   6
               Section 4.2.B:  Compensation for Line Displacement............................................   6
               Section 4.2.C:  Credit for Cargo Used as Line Displacement....................................   6
               Section 4.2.D:  Clean Island Council..........................................................   6
     Section 4.3:  LSFO Movement Coordination and Reporting..................................................   7
               Section 4.3.A:  Notification of Estimated Vessel Arrival......................................   7
               Section 4.3.B:  Notice of Readiness...........................................................   7
               Section 4.3.C:  Berth Time....................................................................   8
               Section 4.3.D:  Demurrage.....................................................................   8
               Section 4.3.E:  Vessel Berth..................................................................   8
               Section 4.3.F:  Other Marine Provisions.......................................................   9
               Section 4.3.G:  Pollution Mitigation..........................................................   9
               Section 4.3.H:  Reporting.....................................................................   9
     Section 4.4:  Title and Risk of Loss....................................................................   9
     Section 4.5:  Oil Pollution Insurance...................................................................   9

ARTICLE 5:     Operation and Maintenance of HECO's Barbers Point Tank Field..................................   10
     Section 5.1:  Tank Field Facilities and Service.........................................................   10
               Section 5.1.A:  Tank Field Facilities.........................................................   10
               Section 5.1.B:  Services .....................................................................   10
               Section 5.1.C:  Tank Field Facility Additions and Modifications...............................   11
               Section 5.1.D:  Additional Services...........................................................   11
     Section 5.2:  Compensation..............................................................................   11
               Section 5.2.A:  Base Compensation.............................................................   11
               Section 5.2.B:  Determination of Fees for Additional Operation
                                and Maintenance..............................................................   12
               Section 5.2.C:  Other's Facilities Within HECO's Tank Field...................................   12
               Section 5.2.D:  Invoices and Payment..........................................................   12
     Section 5.3:   Reports..................................................................................   12
     Section 5.4:   Title and Risk of Loss...................................................................   13
     Section 5.5:   Insurance................................................................................   13

ARTICLE 6:     Waiau - Barbers Point Steam Exchange..........................................................   13
     Section 6.1:  Facilities................................................................................   13
     Section 6.2:  Services..................................................................................   14
     Section 6.3:  Measurement of Chevron's Steam Consumption................................................   14
               Section 6.3.A:  Steam Flow Meter Operable.....................................................   14
               Section 6.3.B:  Steam Flow Meter Inoperable...................................................   14
     Section 6.4:  Compensation..............................................................................   14

ARTICLE 7:     Measurement of Quantity and Quality...........................................................   15
     Section 7.1:  Measurement of Quantity...................................................................   15
     Section 7.2:  Determination of Quality..................................................................   15
     Section 7.3:  Disputes of Quality and Quantity..........................................................   15

ARTICLE 8:     Line Displacement Stock.......................................................................   15

ARTICLE 9:     Invoicing and Payment.........................................................................   16
     Section 9.1:  Invoices..................................................................................   16
     Section 9.2:  Payments..................................................................................   16
     Section 9.3:  Method of Payment.........................................................................   16

ARTICLE 10:    Audits........................................................................................   17
     Section 10.1:  Audits Requiring Non-Confidential Information............................................   17
     Section 10.2:  Audits Requiring Confidential Information................................................   17
     Section 10.3:  Independent Audits Using Non-Confidential Information....................................   17
     Section 10.4:  Adjustments From Audit Findings..........................................................   17

ARTICLE 11:    Contingencies.................................................................................   17
     Section 11.1:  Definition of Contingency................................................................   17
     Section 11.2:  Relief of Obligations....................................................................   18
     Section 11.3:  Pricing Affected by Government Direction.................................................   18

ARTICLE 12:    Effect of Suspension or Reduction.............................................................   18
     Section 12.1:  Notice of Suspension or Reduction........................................................   18
     Section 12.2:  Chevron's and HECO's Rights during Suspension or Reduction...............................   18
     Section 12.3:  Termination Rights.......................................................................   18
     Section 12.4:  Payment for Services and Facility Usage Provided.........................................   19

ARTICLE 13:    Waiver and Non-Assignability..................................................................   19
     Section 13.1:  Waiver...................................................................................   19
     Section 13.2:  Non-Assignability........................................................................   19
     Section 13.3:  Definitions..............................................................................   19

ARTICLE 14:    Default.......................................................................................   19
     Section 14.1:  Default..................................................................................   19
     Section 14.2:  Termination Rights.......................................................................   19

ARTICLE 15:    Conflict of Interest..........................................................................   20

ARTICLE 16:    Applicable Law................................................................................   20

ARTICLE 17:    Indemnity.....................................................................................   20

ARTICLE 18:    Public Utility Commission Approval............................................................   20

ARTICLE 19:    Miscellaneous.................................................................................   21
     Section 19.1:  Headings.................................................................................   21
     Section 19.2:  Entire Agreement.........................................................................   21
     Section 19.3:  Contract is Not an Asset.................................................................   21
     Section 19.4:  Notices..................................................................................   21
     Section 19.5:  Severability.............................................................................   21
     Section 19.6:  Successors and Assignes..................................................................   21
     Section 19.7:  Consequential Damages....................................................................   21
     Section 19.8:  Termination of Prior Agreement...........................................................   22


ADDENDUM 1:  Adjustment Factors for Adjustable Charges and Fees

ADDENDUM 2:  Quality

ADDENDUM 3:  Chevron's Mooring and Submarine Lines

ADDENDUM 4:  Vessel Data Sheet

ADDENDUM 5:  List of Facilities in HECO's Tank Field System and
              Chevron's Tank Field Support System

ADDENDUM 6:  List of Facilities in HECO's Waiau Steam System


APPENDIX 1:  Chevron's and HECO's Fuel Oil Distribution Systems

APPENDIX 2:  Summary of Vessel Requirements at Barbers Point

APPENDIX 3:  Refinery Operating Standards and Instructions

                       FACILITIES AND OPERATING CONTRACT


     THIS CONTRACT dated as of November 20, 1995, by and between CHEVRON U.S.A. INC., a Pennsylvania corporation, ("Chevron") and HAWAIIAN ELECTRIC COMPANY, INC., a Hawaii corporation, ("HECO"), with the purposes for the distribution of Low Sulfur Fuel Oil ("LSFO") and other petroleum products and for the management of LSFO terminal facilities.

     WHEREAS, each party owns and operates certain distribution and storage facilities, including pipelines and terminals, suitable for use in the delivery of LSFO.

     WHEREAS, the parties desire to enter into this contract for the use of such facilities.

     NOW THEREFORE, the parties agree as follows:


                             ARTICLE 1: DEFINITIONS

Except where otherwise indicated, the following definitions shall apply throughout this contract:

     1.   "LSFO" means Chevron Low Sulfur Fuel Oil No. 6 per Addendum 2.
     2.   "physical barrel" means 42 American bulk gallons at 60 degrees F.
     3.   "year" means a calendar year.


                          ARTICLE 2: TERM OF CONTRACT

The term of this Contract shall be from January 1, 1996 (the "Effective Date"), through December 31, 1997, and shall continue thereafter for additional 12-month periods (each 12-month period being an "Extension") beginning each successive January 1, unless HECO or Chevron gives written notice of termination at least 120 days before the beginning of an Extension.


          ARTICLE 3: TRANSPORTATION OF LSFO TO KAHE, WAIAU AND IWILEI

Section 3.1: Pipeline Facilities

Chevron owns a fuel oil distribution pipeline system which connects its Barbers Point refinery to its marine terminal at Honolulu and to HECO's tank fields at Waiau and Iwilei. HECO owns fuel oil pipelines systems which connect its tank fields at Barbers Point and Kahe to Chevron's fuel oil distribution pipeline system described above. Together these fuel oil pipeline systems shall be referred to as "Pipelines" and are shown in Appendix 1.

Section 3.2:  Transport of LSFO

Chevron and HECO agree that the LSFO delivered by pipeline from Barbers Point (either Chevron's Refinery or HECO's storage tanks) into HECO's storage tanks at Kahe, Waiau and Iwilei may be transported using the Pipelines.

Section 3.2.A: Kahe Pipeline

Chevron shall operate and maintain HECO's Kahe pipeline in a safe, effective and efficient manner, in compliance with all applicable laws and regulations, in a reasonable and prudent manner and with generally accepted industry practices.
In carrying out its duties Chevron shall exercise the same degree of skill, care and maintenance that Chevron utilizes in the operation and maintenance of its pipelines.

Chevron's operating standards and instructions are available for HECO's inspection at Chevron's refinery. Applicable operating standards and instructions are listed in Appendix 3.

Section 3.2.B: Maximum Viscosity

The maximum LSFO viscosity for delivery to HECO's Waiau and Iwilei tank farms shall be 200 SUS at 210 degrees Fahrenheit.

Section 3.3: Compensation

As compensation for the utilization, operation and maintenance of the Pipelines to deliver HECO's or Chevron's LSFO to HECO's storage tanks at Kahe, Waiau and Iwilei, HECO shall pay to Chevron monthly delivery fees which are comprised of a Facility Charge, a Throughput Charge and a Maintenance Charge described herein.

Section 3.3.A: Facility Charge

A Monthly Facility Charge for each of the pipelines consists of two components as shown in the following table:

                    Adjustable Overhead
                       and Operating                        Non-Adjusting
                       Labor Charges                       Capital Charge
                      January 1, 1990                      January 1, 1996

     Kahe                  $18,700                             $   810
     Waiau                  63,600                              15,300
     Iwilei                 12,500                               3,000

The Overhead and Operating Labor Charges shall be adjusted quarterly beginning January 1, 1996, in accordance with a factor ("An") based on the hourly earnings for the petroleum and coal products industry, described in Addendum 1 attached.

Section 3.3.B: Throughput Charge

A Throughput Charge is calculated by multiplying the number of physical barrels of fuel transported to each of the generating plant tank fields and the respective transport charge per physical barrel of fuel transported to that tank field. The base transport charges per physical barrel of fuel are $0.05 for Kahe, $0.094 for Waiau and $0.279 for Iwilei. These per barrel base transport charges shall be adjusted quarterly beginning January 1, 1996, in accordance with a factor ("Cn") based on a Producer Price Index for Fuels and Power, described in Addendum 1 attached. The number of physical barrels transported shall be determined pursuant to Section 7.1.

Section 3.3.C: Maintenance Charge

A Maintenance Charge reflecting costs as incurred will be the sum of (i), (ii),
(iii) and (iv) and prorated according to (v) below. The maintenance performed on all pipelines shall be guided by then-current United States Department of Transportation regulations and periodic internal inspections utilizing then-current pipeline technology.

     (i)    110% of all maintenance materials costs, except as provided for in
            (iv) below. Material costs include all taxes paid on material purchased.

     (ii) 115% of all labor cost whether contract labor charges or Chevron's labor at equivalent Contractor's labor rate except as provided for in (iv) below. The term "Contractor" shall mean a mechanical contractor properly licensed in the State of Hawaii, which Contractor shall be experienced in the type of work to be done and shall be chosen at the sole discretion of Chevron.

     (iii) 100% of all other direct costs, including but not limited to such items as equipment usage charges (whether Contractor's or Chevron's at equivalent Contractor rates), permits and consulting fees except as provided for in (iv) below.

     (iv) Base monthly fees of $11,000 on the section of Chevron's Pipelines between Barbers Point and HECO's Waiau tank field, $7,300 on the section of Chevron's Pipelines between HECO's Waiau and Iwilei tank fields and $7,300 on the section of Chevron's and HECO's Pipelines between Barbers Point and HECO's Kahe tank field; which reflect Chevron's total costs for maintenance of pumping and heating stations. The fees shall be adjusted quarterly beginning January 1, l996, using the composite factor (0.7 An + 0.3 Bn), where "An" and "Bn" are described in Addendum 1 attached.

     (v) HECO's share of the maintenance charges on each of the three sections of the Pipelines, pursuant to this Section 3.3.C will be calculated by dividing the total physical barrels of LSFO and line displacement stock delivered to HECO through that particular Pipeline section during the immediately preceding twelve months by the total physical barrels delivered through that particular Pipeline section into both HECO's storage tanks and to Chevron's terminal facilities at Honolulu.

Chevron shall maintain adequate records to allow an audit of such records to verify to HECO that Chevron's maintenance costs are prudent.

Section 3.3.D: Invoices and Payment

Chevron will issue invoices for each month's Facility Charge on the fifteenth of the month. Chevron will issue invoices for the Throughput and Maintenance Charges in the month following the month in which the services and expenses are incurred. HECO will pay on these invoices in accordance with Article 9.

Section 3.3.E: Clean Up of Spills

Chevron shall expeditiously clean up any spills occurring from a leak, rupture or other incident to the Pipelines. To the extent such spills derive from delivering LSFO or line displacement stock on behalf of HECO, any costs incurred by Chevron for such cleanup shall be for the account of HECO and invoices for such services will be rendered by Chevron in accordance with Article 9 of this Contract; provided that HECO shall have no obligation to pay for spills caused by the gross negligence or willful acts of Chevron, its employees and its contractors and that Chevron will indemnify and hold HECO harmless for any such caused spills.

Section 3.3.F: Discontinued Operation of Honolulu Generating Plant

HECO shall not be charged any fees or charges associated with the section of the Pipelines between HECO's Waiau and Iwilei tank fields, after HECO has discontinued operation at its Honolulu generating plant.

Section 3.4: Modification, Relocation and Replacement of Facilities

Section 3.4.A: Modification, Relocation and Replacement

If subsequent to January 1, 1996, modifications to any part of Chevron's Pipelines are reasonably required or any relocation or replacement is reasonably required, including:

     (i) replacement of any section of the Pipelines 1000 feet or more in length,

     (ii)   relocation of any length of the Pipelines,

     (iii)  complete replacement of any equipment,

     (iv)   any partial replacement of equipment costing more than $5,000;

an additional non-adjusting Capital Charge component of the Facility Charge shall be established to assure a 15% return after tax on the additional capital employed by Chevron using a twenty year economic life, except to the extent that such modification, relocation or replacement is reimbursed by another party, including but not limited to a governmental agency. HECO's share of any such additional non-adjusting Capital Charge component will be calculated by dividing the total physical barrels of LSFO and line displacement stock delivered to HECO through that particular Pipeline section during the immediately preceding twelve months by the total physical barrels delivered through that particular Pipeline section into both HECO's storage tanks and to Chevron's terminal facilities at Honolulu during the same twelve month period.

Coincident with the additional non-adjusting Capital Charge component, the adjustable and non-adjusting components of the Facility Charge shall be adjusted to reflect only the proportion of the Pipelines and equipment that is still utilized after the replacement or relocation. Throughput Charges shall also be adjusted to reflect any change in the amount of power used for pumping and steam used for the reheat station at Waiau.

Any charges for a relocation or replacement will not begin until the complete commissioning of such changes.

Section 3.4.B: Effective Date of Adjustments in Fees

Any adjustments in the monthly delivery fee shall be deemed to apply to all LSFO delivered on or after the effective date of the event causing the adjustment in such fee, whether or not retroactive. In the event of retroactive adjustments hereunder, the charge or credit to HECO shall be computed and billed to HECO as soon as practical after the adjustment is known. In the event of retroactive changes which cause adjustments hereunder after termination of this Contract, payment shall be made within 15 days after receipt of written demand therefor by the other party.

Section 3.5: LSFO Movement Coordination and Reporting

Section 3.5.A: Coordination

Chevron and HECO will mutually coordinate the transport of LSFO from HECO's Barbers Point tank field and the delivery of Chevron's LSFO (purchased under the LSFO supply contract between Chevron and HECO) to HECO's storage tanks at Kahe,
Waiau and Iwilei.   Transport scheduling shall be flexible to assure that HECO's generating plants' tankage is kept reasonably full and the LSFO which HECO is purchasing from Chevron is delivered from Chevron's refinery at a reasonably uniform rate in accordance with the LSFO supply contract. To assist in the coordination of transport:

     (i) HECO shall provide Chevron consumption forecasts ten days prior to the beginning of any month for the four subsequent months. The forecast for the first subsequent month shall define on a weekly basis the LSFO demands by each plant. The forecast for the second, third and fourth subsequent months shall define the LSFO requirements on a monthly basis for each plant, and

     (ii) Each week, Chevron shall provide HECO a schedule of daily transports of LSFO for each of the fourteen subsequent days.

Section 3.5.B: Reporting

Chevron shall provide HECO with transport summaries as transports occur, describing the following:

     (i) Volumes, dates and sources of stock movements to HECO's storage tanks at Kahe, Waiau and Iwilei through the Pipelines, and

     (ii) Analysis of samples of HECO's stocks transported through the Pipelines, per Addendum 2.

Before October of each year, Chevron shall inform HECO of and discuss with HECO Chevron's forecasted pipeline maintenance budget for the following year. Chevron shall promptly notify HECO if forecasted pipeline maintenance costs increase by more than 25% and discuss the reason for the forecasted increases. It is expressly recognized that these forecasts are only estimates and are not binding on Chevron.

Section 3.6: Title and Risk of Loss

Title to the LSFO transported in the Pipelines for HECO's account shall at all times remain with HECO. HECO shall bear the risk of loss of the LSFO transported in the Pipelines, unless due to the sole negligence of Chevron.


 ARTICLE 4: HECO'S USE OF CHEVRON'S TANKER MOORING FACILITIES AND SUBMARINE LINE

Section 4.1: Use of Chevron's Facilities

Chevron agrees to make available to HECO Chevron's Barbers Point tanker mooring facilities and one of Chevron's submarine lines ("Marine Facilities") as described in Addendum 3 hereto on a non-exclusive basis for HECO to receive HECO's third party LSFO into HECO's tank field adjacent to Chevron's Barbers Point refinery provided:

 (A) Chevron shall have the right to review each vessel nominated by HECO or by a representative designated in writing by HECO ("HECO's vessel") prior to the use of the Marine Facilities. HECO may submit the names of vessels it will consider nominating to obtain early acceptance of such vessels from Chevron up to three months in advance of the actual nomination. At the time each specific vessel is submitted for early acceptance or nominated for actual use Chevron shall have the right to refuse acceptance of such vessel nomination if in Chevron's opinion Chevron determines that such vessel is unacceptable; however, once given, Chevron's acceptance of a vessel shall remain in effect for six months or until the vessel next discharges at the terminal, whichever occurs first; unless there is a significant change in the vessel's operational, environmental or safety status, in which case Chevron may cancel its acceptance. In such determination, Chevron shall use the same standards in accepting vessels for HECO's use as Chevron uses in accepting vessels for its own use. Chevron's acceptance of a vessel shall not imply a continuing or future acceptance of the vessel, except as described herein. Chevron's acceptance, cancellation or rejection of HECO's vessel nomination shall be communicated to the nominator of such vessel after Chevron's receipt of the nomination and all the information necessary in Chevron's opinion to determine the vessel's suitability, as follows:

     (i) Early acceptance or rejection of a vessel shall be given within seven days.

     (ii) Acceptance or rejection of a specific nomination shall be given within one business day on the West Coast.

     All such communications may be made by telex or facsimile. The typical information necessary to determine a vessel's suitability is shown in Addendum 4. Chevron shall not liable for any loss, damage or delay caused by its rejection of a vessel nomination as provided herein. In no event shall the acceptance or rejection of a vessel by Chevron be construed in any manner as a representation as to the vessel's operational, environmental or safety status.

 (B) The minimum cargo size shall be 200,000 barrels, except that HECO shall be permitted to deliver one l00,000 barrel cargo each calendar quarter.

 (C) HECO shall be responsible for any damage caused to the Marine Facilities which arises from the use of the Marine Facilities under this Section 4.1, except to the extent such damage is due to negligence of Chevron.

 (D) HECO's vessel shall arrange to have while at or near the Marine Facilities the services of one of Chevron's Mooring Masters who shall be the servant of HECO's vessel. When HECO's vessel employs mooring launches and tugs for berthing and unberthing the vessel, they shall also be servants of HECO's vessel. The master of HECO's vessel shall remain in control of his vessel at all times.

 (E) HECO's vessel shall arrive with an empty compartment of at least 15,000 barrels capacity for the purpose of receiving a suitable displacement stock from Chevron's Barber's Point refinery ("Refinery") or, at Chevron's option expressed before the vessel loads its LSFO cargo, the vessel shall provide Bunker C quality flush oil, for the purpose of displacing LSFO from the submarine line after discharging its LSFO cargo.

Section 4.2: Compensation

Section 4.2.A: Compensation for LSFO Received

As compensation for the utilization of the Marine Facilities to receive LSFO for HECO, HECO shall pay to Chevron the sum of the following:

     (i) A fee for the use of the Marine Facilities of $0.37 per physical barrel of LSFO received for HECO. Thirty percent of the fee is deemed to be the capital component and shall not be adjusted, and seventy percent shall be adjusted quarterly beginning January 1, l996, in accordance with the composite factor (0.60 An + 0.20 Bn +
            0.20 Cn), with "An", "Bn" and "Cn" defined in Addendum 1 hereto. The quantity of LSFO received for HECO shall be determined in the manner specified in Article 7.

     (ii) The actual costs Chevron is obligated to pay others for such items as, but not limited to, the use of tugs, launches, Chevron's Mooring Masters, or government fees.

Section 4.2.B: Compensation for Line Displacement

To the extent it is necessary to deliver line displacement stock to HECO, HECO shall purchase such stock according to Article 8. The quantity of line displacement stock delivered to HECO shall be determined according to Article 7.

Section 4.2.C: Credit for Cargo Used as Line Displacement

To the extent that small portions of HECO's LSFO cargo must be transferred into Chevron's refinery tankage to protect the quality of the remaining LSFO cargo from being downgraded by commingling with low flash point line displacement within the submarine line, Chevron shall credit HECO for such LSFO at HECO's per-barrel delivered cost of the cargo on an F.O.B. Barbers Point basis. To the extent that HECO's flush oil is transferred into Chevron's refinery tankage or remains within the submarine line as line displacement, Chevron shall credit HECO for such flush oil according to Article 8. The quantity of such LSFO or flush oils shall be determined according to Article 7.

Section 4.2.D: Clean Island Council

HECO shall pay a pro-rated share of Chevron's fees to the Clean Island Council associated with the use of Chevron's tanker mooring and the transport of oil through Chevron's submarine lines, which is calculated by first multiplying such fee by the total physical barrels of HECO's or HECO's third-party LSFO transported through the submarine lines during the immediately preceding twelve months and then dividing by the total physical barrels of oil transported over Chevron's tanker mooring during such twelve months.

Section 4.3: LSFO Movement Coordination and Reporting

Section 4.3.A: Notification of Estimated Vessel Arrival

     (i) HECO shall propose for Chevron's approval a four day arrival window for HECO's vessel at least 30 days in advance. After Chevron's approval, changes in the arrival window may only be made with mutual consent.

     (ii) HECO shall update Chevron weekly regarding the anticipated vessel arrival date.

     (iii) After HECO has proposed an arrival window and until HECO's vessel departs, Chevron shall provide HECO weekly updates on Chevron's marine terminal schedule.

     (iv) HECO shall give Chevron 7, 5, 4, 3, 2, and 1 day notice by telex, facsimile, radio or telephone of the vessel's estimated time of arrival ("ETA") at the Marine Facilities. HECO will further notify Chevron of any ETA changes exceeding twelve hours and after the one-day notice, whenever a vessel's ETA changes by more than six hours.

Section 4.3.B: Notice of Readiness

     (i) When HECO's vessel arrives at the customary anchorage or other place of waiting at the Marine Facilities and is in all respects ready to proceed to berth and commence discharging LSFO, the Master or his agent shall tender to Chevron or its agent at the Marine Facilities, a Notice of Readiness ("NOR") of the vessel to discharge LSFO, by letter, facsimile, radio, telephone or telex.

     (ii) If HECO's vessel tenders NOR during its four day arrival window, the NOR shall be effective upon receipt by the Marine Facilities. If HECO's vessel tenders NOR before the first day of the arrival window the NOR shall be effective 00:01 hours local time on the first day of the arrival window. However, Chevron shall give consideration on a reasonable efforts basis to allowing such vessel to berth and discharge prior to the first day of the vessel's arrival window, provided that in Chevron's sole judgment operating circumstances at the receiving facility so permit. If HECO's vessel tenders NOR after the end of the arrival window, the NOR shall be effective when the vessel is all fast in berth.

     (iii) HECO's vessel shall be provided a berth in its turn based upon the effective date and time of its NOR, provided that if HECO's vessel tenders NOR after the end of its arrival window, it shall be provided a berth as soon as is convenient for the Marine Facilities. Chevron shall exercise all reasonable efforts to accept the vessel for unloading at the earliest possible time.

     (iv) If HECO's vessel arrives within the previously agreed four day arrival window, Chevron shall have the right to delay berthing HECO's vessel, if necessary, for Chevron's operational reasons, provided that Chevron maintains a reasonable pumping schedule to HECO's Kahe, Waiau and Iwilei storage tanks. If Chevron delays HECO's vessel under the circumstances defined in this Section 4.3.B
            (iv), then Chevron shall pay demurrage to HECO, against HECO's invoice, for delays to HECO's vessels so incurred, pursuant to
            Section 4.3.D.

Section 4.3.C: Berth Time

HECO shall be allowed berth time (defined as first line fast to all lines free) within which to complete discharging of each full or part cargo of LSFO. This berth time is the sum of six hours for berthing and unberthing and the number of hours to unload its LSFO at an unloading rate of 5,000 barrels per hour. If HECO's vessel exceeds berth time for any reason or if HECO's vessel fails to vacate berth after completing discharging, and failure to vacate is attributable to vessel's condition or breakdown and/or to owner, operator, Master, officers or crew of the vessel, vessel's agent or HECO, such excess berth time shall be subject to demurrage claims of Section 4.3.D.

Section 4.3.D: Demurrage

     (i) Chevron will pay demurrage to HECO against HECO's invoice, supported by such data as may reasonably be requested, for all delays caused by Chevron subsequent to six hours after NOR is effective and prior to the time HECO's vessel is advised by Chevron that a berth is available for the vessel, provided that Chevron shall not be liable for any delay caused by fire, explosion, strike, lockout, stoppage or restraint of labor or by breakdown of machinery or equipment on or about the Refinery or Marine Facilities or, strike, lockout, stoppage or restraint of labor of Master, officers or crew of HECO's vessel, or of tugboat or pilots, or for any other cause which is beyond Chevron's reasonable control, including weather delays.

     (ii) HECO shall pay Chevron, against Chevron's invoice supported by such data as may reasonably be requested, for any demurrage, loss or damage caused by HECO which Chevron may incur, including such as may be incurred due to resulting delay in the berthing of other vessels awaiting their turn at berth.

     (iii) For vessels not documented in the U.S., demurrage shall be paid for all delay time, on an hourly basis or pro rata thereof, at a rate in accordance with the U.S. dollar equivalent as stated in the Worldwide Tanker Nominal Freight Scale ("Worldscale"), or such generally accepted scale as may replace Worldscale, for the size vessel in question adjusted to the level of the Average Freight Rate assessment ("AFRA") or such generally accepted scale as may replace AFRA, in force on the day of commencement of loading for vessels of similar size, or the actual charter party demurrage rate at which HECO or Chevron has chartered the vessel, whichever is less.

     (iv) For vessels documented in the U.S., demurrage shall be paid for all delay time, on an hourly basis or pro rata thereof, at a rate in accordance with the U.S. dollar equivalent as stated in the American Tanker Rate Schedule Revised ("AR"), or such generally accepted scale as may replace AR, for the size vessel in question adjusted to the level of the U.S. Freight Rate Average ("USFRA") or such generally accepted scale as may replace USFRA, in force on the day of commencement of loading for vessels of similar size, or the actual charter party demurrage rate at which HECO or Chevron has chartered the vessel, whichever is less.

Section 4.3.E: Vessel Berth

Chevron shall provide a berth as described in Addendum 3, and meeting the requirements of Appendix 2, so that HECO's vessels meeting the requirements of Appendix 2 may proceed to, lie at and depart from such berth, and Chevron shall not be deemed to warrant the safety of public channels, fairways, approaches thereto, anchorages, or other publicly maintained areas either inside or outside the port area where Chevron's berth is located. If HECO's vessel fails to abide by the conditions of use, Chevron shall be entitled to order the vessel to vacate the berth, provided that the vessel shall be entitled to tender a new NOR as set forth in Section 4.3.A upon correction of the failure. Chevron shall not be liable for any loss, damage, injury or delay resulting from conditions at any ports, berths, docks, anchorages or other places not caused by Chevron's fault or neglect, or which could have been avoided by the exercise of reasonable care on the part of HECO's vessel's Master.

Section 4.3.F: Other Marine Provisions

     (i) Hoses for discharging shall be furnished by Chevron in accordance with Chevron's normal practice and shall be connected to and disconnected from vessel's receiving flanges by HECO's vessel's crew.

     (ii) Vessels arranged for by HECO will fully comply (or will hold necessary waivers if not in compliance) with all applicable U.S. Coast Guard regulations. Any costs, including delays resulting from vessel's non-compliance with U.S. Coast Guard regulations, shall be at the expense of HECO.

     (iii) HECO's vessels when berthed at the Marine Facilities will maintain their engines in readiness and will be discharged in such a manner that they, at any stage of discharging operations, are able, if necessary for any reason, to immediately shut down cargo operations, and promptly disconnect hoses and mooring lines and vacate the berth.

     (iv) HECO's vessels will comply with all applicable Federal, state, regional and local government laws, regulations and ordinances, including but not limited, to air and water pollution.

Section 4.3.G: Pollution Mitigation

In the event an escape or discharge of oil occurs from HECO's vessels and causes or threatens to cause pollution damage, HECO or HECO's vessel's Master will promptly take whatever measures are necessary to prevent or mitigate such damage. HECO hereby authorizes Chevron, or its agent, at Chevron's option, upon notice to HECO or HECO's vessel's Master, to undertake such measures as are reasonably necessary to prevent or mitigate the pollution damage. Chevron or its agent shall keep HECO advised of the nature and results of any such measures intended to be taken. Any of the aforementioned measures shall be at HECO's expense (except to the extent that such escape or discharge was caused by Chevron or its agent), provided that if HECO considers said measures should be discontinued, HECO shall so notify Chevron or its agent and thereafter Chevron or its agent shall have no right to continue said measures at HECO's expense; however such notification shall not affect any liability of HECO to any third parties, including, but not limited to, governments.

Section 4.3.H: Reporting

Chevron will provide HECO with monthly summaries within ten days following the end of each month with the following information.

     (i) Vessel turnaround data, including pumping rates, for each cargo unloaded from HECO's vessels through Chevron's Marine Facilities.

     (ii) Analysis of samples of each cargo transferred through the submarine lines, per Addendum 2.

Section 4.4: Title and Risk of Loss

Title to the LSFO transported for HECO in Chevron's submarine pipeline system under this Article 4 shall at all times be with HECO. HECO shall bear the risk of loss of the LSFO transported by HECO in Chevron's submarine pipeline system under this Article 4 unless the loss is due to the negligence of Chevron.

Section 4.5: Oil Pollution Insurance

HECO warrants that HECO's vessel's owner will have in place the standard oil pollution coverage available from their Protection & Indemnity Insurance Club (U.S. $500 million available as of February 20, 1995), together with all additional oil pollution coverage which is available as of the date of the use of the Marine Facilities through their P&I Club or through underwriters providing first class security (U.S. $200 million available as of February 20, 1995). HECO further warrants that such coverage will remain in effect during HECO's use of HECO's vessel. Such insurance shall include, but not be limited to, coverage for injuries to or death of masters, mates and crew; excess collision liabilities and pollution liabilities imposed by federal and state laws as well as TOVALOP liabilities (if applicable).


    ARTICLE 5: OPERATION AND MAINTENANCE OF HECO'S BARBERS POINT TANK FIELD

Section 5.1: Tank Field Facilities and Service

Section 5.1.A: Tank Field Facilities

HECO has a tank field facility located adjacent to Chevron's Barbers Point refinery, which is for the receipt and storage of fuel. Chevron has tank field support systems which interconnect with its refinery systems to provide services to HECO's tank field facility. HECO and Chevron agree that Chevron shall operate and maintain HECO's tank field as if it were an extension of Chevron's refinery tank field. In that regard, HECO and Chevron agree that HECO's tank field and Chevron's tank field support systems shall include only the facilities outlined in Addendum 5. Together these tank field and tank field support facilities shall be referred to as "Tank Field Facilities." HECO shall provide electrical power to its tank field. Chevron shall provide low pressure steam and firewater to HECO's tank field.

Section 5.1.B: Services

Chevron agrees to operate and maintain HECO's tank field in a safe, effective and efficient manner, in compliance with all applicable laws and regulations, in a reasonable and prudent manner and with generally accepted industry practice. In carrying out its duties, Chevron will exercise the same degree of skill, care and maintenance that Chevron utilizes in the operation and maintenance of Chevron's refinery tank field. Chevron's duties include:

     (i)    Overall supervision of the tank field,

     (ii)   Handling receipt of fuel into the tank field,

     (iii)  Gauging and sampling tanks,

     (iv) Handling movement of LSFO from tankage to pipeline booster pumps for transfer to HECO's storage tanks at Kahe, Waiau and Iwilei and occasionally to the Kalaeloa Combined Cycle Power Plant storage tanks at Barbers Point.

     (v) Handling movement of fuel within the tank field, including tank-to-tank transfers and tank mixing.

     (vi)   Accounting and reporting,

     (vii)  Maintenance of all tank field equipment,

     (viii) Housekeeping,

     (ix)   Security,

     (x)    Laboratory services.

Chevron's operating standards and instructions are available for HECO's inspection at Chevron's refinery. Applicable operating standards and instructions are listed in Appendix 3.

Section 5.1.C: Tank Field Facility Additions and Modifications

Any time during the term of this Contract that HECO and Chevron agree that additions or modifications to HECO's tank field facilities or to Chevron's refinery support systems, as listed in Addendum 5, are desired or required for the purpose of operating and maintaining HECO's tank field facilities in accordance with this Article 5, or if said additions or modifications are required by government regulations, HECO and Chevron further agree that:

     (i) Additional facilities or modifications to Chevron's refinery systems shall be designed and constructed by Chevron.

     (ii) Additional facilities or modifications to HECO's tank field shall be designed and constructed using standards that are acceptable to both HECO and Chevron. In that regard, Chevron shall have the right and opportunity to review and accept the design and construction specifications for the tank field on all facility replacements or modifications. Chevron agrees to conduct such review in an expeditious manner. Chevron shall have the right to inspect HECO's tank field facilities during the construction thereof in order to assure conformance with the specifications reviewed and accepted by Chevron. It is expressly understood and agreed by the parties hereto that Chevron's acceptance of the design and construction specifications of HECO's tank field modifications or additions shall in no way imply any responsibility therefor by Chevron and it is expressly agreed by HECO that Chevron shall, as a result of its review and acceptance of said specifications, assume no liability whatsoever for the accuracy, correctness or proper modification or replacement thereof.

     (iii) Chevron shall maintain and operate HECO's additional or modified tank field facilities in accordance with Section 5.1.B.

     (iv) HECO shall pay Chevron a fee that is in addition to the fee described in Section 5.2.A, as determined in accordance with Section 5.2.B.

     (v) The cost for such additional facilities or modifications shall be for the account of HECO. If such facilities are installed by Chevron, costs shall be determined in accordance with Section 5.2.A.(iii).

Section 5.1.D: Additional Services

If at any time HECO desires Chevron to provide services in addition to those described in Section 5.1.B, said additional service must be acceptable to Chevron. HECO shall pay Chevron an additional fee for the additional services, as determined in accordance with Section 5.2.B.

Section 5.2: Compensation

Section 5.2.A: Base Compensation

As compensation for the operation and maintenance of HECO's tank field facilities in accordance with the terms and conditions hereof, HECO shall pay to Chevron the following fees:

     (i) A Base Fee of $52,833 per month; $44,500 of which is to cover normal operation, maintenance and services which shall be subject to adjustment quarterly beginning January 1, 1996, in accordance with factor "An" defined in Addendum 1 attached; and $8,333 of which is a monthly management fee which shall not be subject to adjustment during the term of this Contract.

     (ii) Monthly steam costs for heating fuel in tankage and piping and through heat exchangers for pumping. A portion of the low pressure steam shall be exchanged with the steam used by HECO for Chevron pursuant to Section 6.4.A. The remaining portion, if any, shall be charged at $3.00 per 1000 pounds, and shall be adjusted each month in accordance with the ratio of the then-current LSFO price within the Chevron-HECO LSFO Supply Contract, divided by $15.50.

     (iii) The cost of any complete replacement of HECO's equipment, or any partial replacement of HECO's equipment, costing more than $5,000; and any costs incurred by Chevron for additions or modifications to HECO's or Chevron's facilities, as described in Section 5.1.C. These costs shall be determined as follows:

            (a) 110% of all maintenance materials costs. Material costs include all taxes paid on material purchased.

            (b) 115% of all labor cost whether contract labor charges or Chevron's labor at equivalent Contractor's labor rate. The term "Contractor" shall mean a mechanical contractor properly licensed in the State of Hawaii, which Contractor shall be experienced in the type of work to be done and shall be chosen at the sole discretion of Chevron.

            (c) 100% of all other direct costs, including but not limited to, such items as equipment usage charges (whether Contractor's or Chevron's at equivalent Contractor rates), permits and consulting fees.

Section 5.2.B: Determination of Fees for Additional Operation and Maintenance

The amount of the additional fee paid by HECO to Chevron for the operation and maintenance of such additional facilities or modifications described in Section 5.1.C and such additional services described in Section 5.1.D shall be negotiated by HECO and Chevron. If the parties fail to agree upon a new fee within 90 days from date of notice, such new fee shall be determined by arbitration to be conducted in accordance with the rules of the American Arbitration Association then obtaining. The dispute shall be heard by three arbitrators, and the cost of arbitration shall be shared equally between HECO and Chevron. The arbitration shall be held in San Francisco, California.

The sole purpose of the arbitration shall be to determine an additional fee for the expense to Chevron in the performance of its services under Sections 5.1.C and 5.1.D hereto.

Section 5.2.C: Other's Facilities Within HECO's Tank Field

In addition to all other sums payable under this Section 5.2, HECO shall reimburse Chevron for all costs incurred by Chevron to maintain and repair the pipeline section described in Addendum 5, Section 1, Item 14, and for all clean-up and other costs incurred by Chevron in connection with any spills caused by the failure of such pipeline section.

Section 5.2.D: Invoices and Payment

Chevron will issue invoices for each month's Base Fee on the fifteenth of the month. Chevron will issue invoices for the monthly steam costs and the costs for the replacements, additions and modifications under Section 5.2.A.(iii) in the month following the month in which these costs are incurred. HECO will pay on these invoices in accordance with Article 9.

Section 5.3: Reports

Chevron shall provide HECO with monthly summaries within 10 days following the end of each month during the term hereof describing the following:

     (1)  Opening and closing inventory of each of HECO's tanks,

     (2) Volumes and dates of stock movements to and from each of HECO's tanks with an indication as to sources or destinations of stock,

     (3) Analysis of samples of each stock transferred in or out of HECO's tank field in accordance with Addendum 2 attached,

     (4)  Volumes drained, spilled or lost from HECO's tank field facilities,

     (5)  Summary of maintenance performed during the month.


Section 5.4: Title and Risk of Loss

Title to the facilities and to the fuel in HECO's tank field shall at all times remain with HECO. HECO shall bear the risk of loss or damage to HECO's fuel or to HECO's facilities unless such loss or damage is due to the sole negligence of Chevron. HECO shall hold Chevron harmless against any liability for loss or damage to Third Party fuel stored in HECO's facilities unless such loss is due to the sole negligence of Chevron.

Section 5.5: Insurance

HECO shall maintain at its own expense during the term hereof insurance, in respect of business, and all activities on or about or in connection with HECO's tank field facilities, of the types and in the minimum amounts described generally as follows:

     (A) Commercial Liability Insurance including Bodily Injury and Property Damage Insurance (also including explosion hazard) affording premises, products, completed operations, contractual and contingent liability (with respect to subcontractors) coverage of not less one million dollars ($1,000,000) combined single limit per occurrence for bodily injury and property damage.

     (B) A first excess policy over the above Commercial Liability Insurance policy with limits of not less than five million dollars ($5,000,000) combined single limit.

     (C) Fire insurance of not less than the value of HECO's tanks plus HECO's inventory of fuel therein from time to time to insure property owned by HECO which is in the care, custody and control of Chevron. Such insurance shall contain a clause waiving subrogation to any rights of HECO against Chevron in the event of loss.

The insurance provided above shall include Chevron and its affiliated companies named as additional insureds, it being the intention of the parties that the insurance so affected shall protect both HECO and Chevron and be the primary insurance for any and all losses in respect of business and all activities on or about or in connection with, during the term of this Contract and any extensions thereof unless such losses or activities are a result of the sole or gross negligence of Chevron as provided herein with respect to the activity that is the subject of the respective insurance claim. HECO shall furnish certificates satisfactory to Chevron as evidence of such insurance. The insurance shall contain provisions that no cancellation or material changes in any policy shall become effective except upon thirty days' written notice to Chevron.


                ARTICLE 6: WAIAU - BARBERS POINT STEAM EXCHANGE

Section 6.1: Facilities

Chevron has facilities at Waiau ("Waiau Reheat Station") to reheat Chevron's and HECO's fuel oil being transported, respectively, to Chevron's marine terminal at Honolulu and to HECO's tank field at Iwilei. HECO has facilities at

Waiau ("Waiau Steam System") to provide 6,000 pounds per hour of 115 psig saturated steam to the plot limit of the Waiau Reheat Station. HECO and Chevron agree that the Waiau Steam System includes only the facilities listed in Addendum 6 attached.

Section 6.2: Services

HECO and Chevron agree that HECO shall operate and maintain the Waiau Steam System and provide steam to Chevron at the steam and condensate flanges at the plot limit of the Waiau Reheat Station. HECO shall operate and maintain the Waiau Steam System in accordance with generally accepted industry practice and shall provide for the accurate measurement of steam delivered to Chevron. HECO will deliver to Chevron at the Waiau Reheat Station 6,000 pounds per hour of 115 psig saturated steam at any time upon two hours prior request to HECO. If at any time HECO is unable or anticipates it may be unable to deliver the requested steam, it shall promptly notify Chevron. HECO shall also provide Chevron at least 72 hours prior notice of planned outages. In addition, HECO shall notify Chevron of any unplanned outages or failure within two hours of such occurrence. HECO shall not be held liable for any damages to the Waiau Reheat Station due to any outage, scheduled or unscheduled, where the steam supplied to the reheat station is terminated.

Section 6.3: Measurement of Chevron's Steam Consumption

Section 6.3.A: Steam Flow Meter Operable

Chevron's steam consumption shall be measured as determined by the Waiau Steam System steam flow meter. HECO shall take and record meter readings at the beginning and the end of each month. HECO shall transmit monthly readings to Chevron's Barbers Point Refinery Financial Accounting Department within five working days of the month's end. HECO will keep the steam flow charts at Waiau for 12 months and if requested will send copies to Chevron. Chevron has the right to witness HECO's calibration of the Waiau Steam System steam meter and to receive supporting documentation.

Section 6.3.B: Steam Flow Meter Inoperable

In the event steam is delivered to Chevron at a time when the Waiau Steam System steam flow meter is malfunctioning, Chevron's steam usage during that period shall be determined by multiplying the sum of the total barrels of LSFO transported to Iwilei during the period of meter malfunction and the total barrels of Chevron Industrial Fuel Oil No. 6 ("CIFO") transported to Chevron's marine terminal at Honolulu during the period of meter malfunction by 7.2 pounds of steam used per barrel of fuel oil delivered. Quantities of such LSFO and CIFO shall be submitted to HECO within five working days from the billing month's end.

Section 6.4: Compensation

Chevron shall compensate HECO for the operation and maintenance of the Waiau Steam System in the following manner:

     (A) Low pressure steam shall be exchanged with steam used by Chevron for HECO pursuant to Section 5.2.A.(ii). If HECO provides more steam herein than Chevron provides under Section 5.2.A.(ii), HECO may charge such excess at the rates set forth in Section 5.2.A (ii).

     (B) Any costs incurred by HECO for additions or modifications to the Waiau Steam System that may be required by Chevron.

     (C) The cost of any complete or partial replacement of the Waiau Steam System equipment costing more than $1,000. Said replacements to be approved by Chevron.

                 ARTICLE 7: MEASUREMENT OF QUANTITY AND QUALITY

Section 7.1: Measurement of Quantity

Quantities of fuel and line displacement stock delivered under this Contract shall be determined at the time of transport by gauging the following shore tanks before and after such delivery:

     (A) Quantities delivered from Chevron tanks shall be determined by gauging such tanks.

     (B) Quantities delivered from HECO's tanks or marine vessels shall be determined by gauging HECO's tanks.

     (C) Quantities delivered from HECO's marine vessels into Chevron's tanks shall be determined by gauging Chevron's tanks.

For transfers from shore tanks, measurements shall be taken by Chevron or Chevron's agent and witnessed by HECO or HECO's agent. However, at HECO's option, measurements may be taken by a mutually agreed upon independent inspector at both delivery and receiving facilities. If a mutually agreed upon independent inspector is used, Chevron and HECO shall share equally the cost of such independent inspections. For transfers from HECO's vessels, measurements shall be taken under the supervision of an independent inspector, whose costs shall be for HECO. Volumes delivered hereunder shall be converted to 60 degrees F, using the latest revision of ASTM Table 6.

Section 7.2: Determination of Quality

The quality of fuel transported to HECO shall be determined on the basis of samples drawn in such a manner as to be representative of each individual transport. For transfers from shore tanks, samples shall be drawn by Chevron from the shore tanks prior to transport. For transfers from HECO's vessels, samples shall be drawn by or under the supervision of an independent inspector, whose costs shall be for HECO. Samples shall be divided into two parts. One part shall be used by Chevron to determine qualities according to Addendum 2 attached. The other part shall be sealed and retained separately by HECO.

Section 7.3:  Disputes of Quality and Quantity

If Chevron or HECO has reason to believe that the quality or quantity of product stated for a particular transport per Sections 7.1 or 7.2 is incorrect, that party shall within sixty days of the transport date, present the other party with documentation supporting such determination and the parties will confer, in good faith, on the causes for the discrepancy and shall proceed to correct such causes and adjust the quality and quantity, if justified, for the transports in question.


                       ARTICLE 8: LINE DISPLACEMENT STOCK

HECO shall purchase from Chevron whatever line displacement stock that is required for Chevron to complete the deliveries of LSFO and received into HECO's tankage at Kahe, Waiau and Iwilei. The price of No. 2 diesel fuel or No. 6 fuel oil used as line displacement stock shall be the then-current pricing for the fuel comprising the line displacement stock in Chevron's supply contract with HECO and HECO's affiliates, if such a supply contract is in effect; otherwise its price shall be the then-current Honolulu posted price for such fuel, less normally available discounts, if any, at the time of purchase. The price of No. 5 fuel oil used as line displacement stock shall be the sum of 40% of the then-current No. 2 diesel fuel pricing and 60% of the then-current No. 6 fuel oil pricing in Chevron's supply contract with HECO and HECO's affiliates, if such a supply contract is in effect; otherwise its price shall be the then-current Honolulu posted price for No. 5 fuel oil, less normally available discounts, if any, at the time of purchase.

                        ARTICLE 9: INVOICING AND PAYMENT

Section 9.1: Invoices

Invoices for the services performed pursuant to Articles 3, 4, 5, and 6 and for line displacement stock sold will be prepared and dated following delivery and shall be rendered from time to time each calendar month. The invoices shall be supported by such documentation to allow easy verification of the charges therein.

Section 9.2: Payments

Payments of such invoices shall be made in U.S. dollars. Timing of payments of sales and deliveries received shall be based upon the invoice issue date, which shall be the invoice date or postmarked mailing date of the invoice, whichever is later, as follows:

     (A) Payment for a received invoice dated from the 1st through the 10th of a month is due on the 20th of the same month.

     (B) Payment for a received invoice dated from the 11th through the 20th of a month is due by the last day of the same month.

     (C) Payment for a received invoice dated from the 21st through the last day of the month is due on the 10th day of the following month.

Due dates are the dates payments are to reach Chevron. If the due date falls on a Saturday, the payment shall be made on the preceding business day. If such date falls on a Sunday or a holiday, payment shall be made the following business day.

Section  9.3: Method of Payment

Payments shall be by bank wire transfer of immediately available funds to:

                              Chevron U.S.A. Inc.
                            Account Number 59-51755
                  First National Bank of Chicago, Chicago, IL
                             ABA Ref. No. 071000013

     For identification purposes, all wires must clearly indicate that payment is being made by order of HECO and provide the invoice reference number. In addition, written documentation evidencing specific invoices being paid shall be immediately forwarded to:

                            Utility Fuel Receivables
                              Chevron U.S.A. Inc.
                            P.O. Box 7006, Room 3338
                     San Francisco, California  94120-7006
                              Fax:  (415) 894-1195

                               ARTICLE 10: AUDITS

Section 10.1:   Audits Requiring Non-Confidential Information

On request of HECO, Chevron shall furnish to HECO such full and complete documentation as HECO reasonably shall require in order to satisfy itself that data used by Chevron to establish all amounts charged hereunder are accurate.

Section 10.2:   Audits Requiring Confidential Information

Notwithstanding the foregoing, in order to preserve the confidentiality of certain information not generally available, Chevron may elect to furnish some or all of such documentation to an independent auditor chosen by Chevron and HECO. In such an event, Chevron and HECO shall meet promptly to provide mutually satisfactory instructions to such auditor as to the facts to be verified in order to establish the accuracy of data used by Chevron to establish such charges. Chevron and HECO shall share equally the cost of such independent verification of the accuracy of data used by Chevron.

Section 10.3:   Independent Audits Using Non-Confidential Information

In addition to the foregoing, HECO shall have the right to utilize such auditor at HECO's sole cost and expense to further certify the accuracy of any generally available information, and the accuracy of any and all amounts charged hereunder providing such auditor shall continue to be under the duty to Chevron to preserve the confidentiality of information furnished to it by Chevron.

Section 10.4:   Adjustments From Audit Findings

Any findings of inaccuracies from the audits under Sections 10.1 and 10.3, including but not limited to billings, shall be resolved between the parties by negotiation, and failing resolution by arbitration, and appropriate adjustments to the charges shall be made. Any findings of inaccuracies from the audits under Section 10.2 shall be accepted by the parties and appropriate adjustments to the charges shall be made.


                           ARTICLE 11: CONTINGENCIES

Section 11.1: Definition of Contingency

As used in this Article 11, the term "contingency" means:

     (A)  any event reasonably beyond the control of the party affected;

     (B) compliance, voluntary or involuntary, with a direction or request of any government or person purporting to act with governmental authority; including that limiting HECO's recovery of all fuel costs incurred under this Contract;

     (C) total or partial expropriation, nationalization, confiscation, requisitioning or abrogation or breach of a government contract or concession;

     (D)  closing, or restriction on the use of, a port or pipeline;

     (E) maritime peril (including but not limited to, negligence in navigation or management of vessel, collision, stranding, destruction, or loss of vessel), storm, earthquake, flood;

     (F)  accident, fire, explosion;

     (G) hostilities or war (declared or undeclared), embargo, blockage, riot, civil unrest, sabotage, revolution, insurrection;

     (H) strike or other labor difficulty (whomsoever's employees are involved), even though the strike or other labor difficulty could be settled by acceding to the demands of a labor group;

     (I) loss or shortage of production, manufacturing, power generation or distribution, transportation, delivery or receiving facilities, equipment, labor or material caused by circumstances not due to the affected party's lack of diligence.

Section 11.2: Relief of Obligations

Neither party shall be obligated to provide the services and the use of the facilities described under this Contract to the extent that performance of this Contract is prevented, restricted or delayed by a contingency which significantly affects that party's ability to do so. In such circumstances, the services and the use of the facilities provided to the other party may be reduced on a basis as equitable to that party as to the first party's other similar obligations, and the other party's payment obligations under Sections 3.3.A. and 5.2.A. (i) shall be reduced in direct proportion to the first party's reduction in services.

Section 11.3: Pricing Affected By Government Direction

If at any time any price determined under this Contract cannot be given effect because to do so would violate a direction or request of any government or person purporting to act with government authority, HECO and Chevron shall attempt to agree on an alternate course of action but failing agreement within 10 days the party adversely affected may suspend performance with respect to the services or use of facilities affected by the direction or request.


                 ARTICLE 12: EFFECT OF SUSPENSION OR REDUCTION

Section 12.1: Notice of Suspension or Reduction

Any party which relies upon Sections 11.1 through 11.3 shall give the other party prompt notice thereof specifying the anticipated amount and duration of any suspension or reduction of services provided or received, or the use of facilities. It shall also give prompt notice when it no longer expects to rely on Sections 11.1 through 11.3, and services provided or received and use of facilities shall be reinstated subject to all conditions of this Contract, unless this Contract has been terminated previously under Section 12.3.

Section 12.2: Chevron's and HECO's Rights During Suspension or Reduction

While services or the use of facilities are suspended or reduced by one party pursuant to Sections 11.1 through 11.3, it shall not be a breach of this Contract for the other party to use the services or facilities of a third party. After any suspension or reduction has ended, there shall be no obligation on either party to make up for the services or facility usage not provided or used during the suspension or reduction.

Section 12.3: Termination Rights

If services and the use of facilities are suspended under Article 11 for more than 180 days, HECO or Chevron shall then have the option while such suspension continues to terminate its obligations to the other party under this Contract on 30 days notice to the other party.

Section 12.4: Payment for Services and Facility Usage Provided

Nothing in Sections 11.1 through 11.3 nor Section 12.3 shall relieve HECO or Chevron of the obligation to pay in full in United States currency for the services and the use of facilities actually provided hereunder and for other amounts due by one party to the other under this Contract.


                    ARTICLE 13: WAIVER AND NON-ASSIGNABILITY

Section 13.1: Waiver

Waiver by one party of the other's breach of any provision of this Contract shall not be deemed a waiver of any subsequent or continuing breach of such provisions or of the breach of any other provision or provisions hereof.

Section 13.2: Non-Assignability

This Contract shall not be assignable by either party without the written consent of the other, which shall not be unreasonably withheld, except that either party may assign this Contract to any affiliate, provided that any such assignment shall not release that party from any of its obligations hereunder, and except that HECO may assign this Contract to the Trustee under its First Mortgage Bond Indentures. Neither party, by agreement to such an assignment, waives any right it may have to terminate this Contract for any breach hereof occurring at any time before or after any such assignment or release the other party of any obligations arising under this Contract after any such assignment. Following any such assignment, no further assignment may be made without the consent of Chevron.

Section 13.3: Definitions

In Articles 13, l5 and 17, "affiliate" shall mean any corporation controlling, controlled by or under common control, with either Chevron or HECO. "Control" of a corporation shall mean ownership, directly or indirectly, of at least 50% of the voting shares of such corporation.


                              ARTICLE 14: DEFAULT

Section 14.1: Default

If HECO or Chevron considers the other party to be in default in any obligation under this Contract, such party shall give the other party notice thereof. Such other party shall then have 30 days in which to remedy such default. If the default is not cured, the other party may, without prejudice to any other right or remedy of such party in respect of such breach, terminate its obligations under this Contract by 45 days notice to the party in breach. Any termination shall be without prejudice to accrued rights. All rights and remedies hereunder are independent of each other and election of one remedy shall not exclude another. In no event shall either party be liable for prospective profits or special, indirect or consequential damages.

Section 14.2: Termination Rights

If one party fails to perform any obligation under Articles 3, 4, 5 and 6 of this Contract, and such failure is not cured within 30 days after written notice thereof is given by the other party, the other party may give notice to the first party terminating the parties' rights and obligations under those Articles immediately.

                        ARTICLE 15: CONFLICT OF INTEREST

Conflicts of interest related to this Contract are strictly prohibited. Except as otherwise expressly provided herein, neither party nor any director, employee or agent of a party shall give to or receive from any director, employee or agent of the other party any gift, entertainment or other favor of significant value, or any commission, fee or rebate. Likewise, neither party nor any director, employee or agent of a party shall enter into any business arrangement with any director, employee or agent of the other party or any affiliate, unless such person is acting for and on behalf of the other party, without prior written notification thereof to the other party.

In the event of any violation of this Article 15, including any violation occurring prior to the date of this Contract which resulted directly or indirectly in one party's consent to enter into this Contract with the other party, such other party may at its sole option terminate this Contract at any time and, except for obligations to pay in full in United States currency for the outstanding payment obligations hereunder, shall be relieved of any further obligation under this Contract.

Both parties agree to immediately notify the other of any known violation of this Article.


                           ARTICLE 16: APPLICABLE LAW

This Contract shall be construed in accordance with, and all disputes arising hereunder shall be determined in accordance with, the local law of the State of Hawaii, U.S.A.


                             ARTICLE 17: INDEMNITY

Chevron shall indemnify, defend and hold harmless HECO, its directors, officers, employees and agents (including but not limited to affiliates and contractors and their employees) from and against all liabilities, damages, losses, penalties, claims, demands, suits, costs, expenses, (including attorneys' fees) and proceedings of any nature whatsoever for personal injury, (including death) or property damage, including but not limited to HECO's facilities, that results from fuel which does not meet specifications or contaminated fuel or that arises out of or is in any manner connected with the storage or transportation of fuel in Chevron's custody, except to the extent that such injury or damage may be attributable to the negligence or willful action of HECO.

HECO shall indemnify, defend and hold harmless Chevron, its directors, officers, employees and agents (including but not limited to affiliates and contractors and their employees) from and against all liabilities, damages, losses, penalties, claims, demands, suits, costs, expenses, (including attorneys' fees) and proceedings of any nature whatsoever for personal injury, (including death) or property damage, including but not limited to Chevron's facilities, that results from fuel which does not meet specifications or contaminated fuel or that arises out of or is in any manner connected with the storage or transportation of fuel in HECO's custody, except to the extent that such injury or damage may be attributable to the negligence or willful action of Chevron.

The provisions of this Article 17 shall survive the termination of the Contract.

                 ARTICLE 18: PUBLIC UTILITY COMMISSION APPROVAL

This Contract is required to be filed with the Hawaii Public Utilities Commission ("PUC") for approval. If in the proceedings initiated as a result of the filing of this Contract the PUC disapproves or fails to authorize the recovery of the fuel costs incurred under this Contract through HECO's "Energy Cost Adjustment Clause", HECO may terminate this Contract by 30-days' written notice to Chevron.

                           ARTICLE 19: MISCELLANEOUS
                           -------------------------

Section 19.1: Headings

Headings of the Articles and Sections are for convenient reference only and are not to be considered part of this Contract.

Section 19.2: Entire Agreement

This document contains the entire agreement between the parties covering the subject matter and cancels, as of the effective date hereof, all prior agreements of any kind between the parties covering such subject matter and any amendments thereto. There are no other agreements which constitute any part of the consideration for, or any condition to, either party's compliance with its obligations under this Contract.

Section 19.3: Contract is Not an Asset

This Contract shall not be deemed to be an asset in, and, at the option of a party, shall terminate in the event of any voluntary or involuntary receivership, bankruptcy or insolvency proceedings affecting the other party.

Section 19.4: Notices

Except as otherwise expressly provided herein, all notices shall be given in writing, by letter, facsimile, telegraph or telex to the following addresses, or such other address as the parties may designate by notice, and shall be deemed given upon receipt.

               Chevron: Manager, Petroleum Coke, Heavy Fuels & Sulfur Chevron U.S.A. Inc.
                         P.O. box 7006
                         San Francisco, CA  94120-7006
                         Facsimile:  (415) 894-1195


               HECO: Manager, Power Supply Services Department Hawaiian Electric Company, Inc.
                         Box 2750
                         Honolulu, HI  96840-0001
                         Facsimile:  (808) 543-7788

Section 19.5:  Severability

If any term or provision, or any part of any term or provision, of this Contract is held by any court or other competent authority to be illegal or unenforceable, the remaining terms, provisions, rights and obligations shall not be affected.

Section 19.6:  Successors and Assigns

This Contract shall inure to the benefit of and be binding upon the parties hereto, their successors and permitted assigns.

Section 19.7:  Consequential Damages

In no event shall either party be liable for any indirect, consequential, special or incidental damages of any kind whether based in contract, tort (including without limitation negligence or strict liability), warranty or otherwise.

Section 19.8:  Termination of Prior Agreement

Effective as of the Effective Date of the Term hereunder, this Contract hereby supersedes that certain Facilities and Operating Contract between the parties dated May 29, 1990, and all amendments thereto.



          IN WITNESS WHEREOF, the parties hereto have executed this Facilities and Operating Contract dated as of 11/20/95.


CHEVRON U.S.A. INC.                           HAWAIIAN ELECTRIC
                                              COMPANY, INC.


By:  /s/ Phillip H. Fisher                    By:  /s/ Edward Y. Hirata
     Phillip H. Fisher                             Edward Y. Hirata
                                                   (Printed or Typed Name)

 Its Manager, Petroleum Coke,                 Its: Vice President
     Heavy Fuels & Sulfur                          Regulatory Affairs

                                              By:  /s/ Molly M. Egged
                                                   Molly M. Egged
                                                   (Printed or Typed Name)

                                              Its: Secretary

                                   ADDENDUM 1

               ADJUSTMENT FACTORS FOR ADJUSTABLE CHARGES AND FEES



The various adjustable charges and fees of Articles 3, 4, 5, and 6 of this Contract shall be adjusted as described therein based on the following factors.

     Section l:  Labor Adjustment,"An"

The labor adjustment factor, An, shall be defined as:

The arithmetic average of the hourly earnings in dollars per hour for the petroleum and coal products industry as shown in the "Employment and Earning" publication of the U.S. Department of Labor, Bureau of Labor Statistics, for the three months of the second calendar quarter immediately preceding the calendar quarter of the month in which services are rendered, divided by the arithmetic average of the hourly earnings in dollars per hour for the petroleum and coal products industry as shown in the "Employment and Earning" publication of the U.S. Department of Labor, Bureau of Labor statistics, for the months July through September, 1989 (15.33).

     Section 2:  Industrial Commodities Adjustment, "Bn"

The industrial commodities adjustment factor, Bn, shall be defined as:

The arithmetic average of the Producer Price Index (PPI) for Industrial Commodities as published by the U.S. Department of Labor, Bureau of Labor Statistics, for the three months of the second calendar quarter immediately preceding the calendar quarter of the month in which services are rendered, divided by the arithmetic average of the Producer Price Index (PPI) for Industrial Commodities as published by the U.S. Department of Labor, Bureau of Labor Statistics, for the months July through September, 1989 (111.8).

     Section 3:  Fuels and Power Adjustment, "Cn"

The fuels and power adjustment factor, Cn, shall be defined as:

The arithmetic average of the Producer Price Index (PPI) for Fuels and Power (Code 5), as published by the U.S. Department of Labor Bureau of Labor Statistics, for the three months of the second calendar quarter immediately preceding the calendar quarter of the month in which services are rendered, divided by the arithmetic average of the Producer Price Index (PPI) for Fuels and Power (Code 5), as published by the U.S. Department of Labor, Bureau of Labor Statistics, for the months July through September, 1989 (73.8).

                                   ADDENDUM 2

                                    QUALITY


The LSFO transported hereunder shall be analyzed for the following qualities. HECO's LSFO specifications are shown for reference.


                                                  HECO Reference
                        ASTM Test                 Specification
LSFO specification       method        Units          Limits
----------------------------------------------------------------

API Gravity               D4052        Deg            12 min
                                                      24 max

Sulfur                    D4292        Wt %          0.50 max

Flash Point (1)            D93        Deg F          150 min

Pour Point                 D97        Deg F          125 max

Viscosity                 D445        SSU at         l00 min
                                    210 Deg F        450 max

Ash                       D482         Wt %          0.05 max

Gross Heating             D240      MM BTU/Bbl      6.000 min
  Value

Nitrogen                  D4629        Wt %          0.50

Water & Sediment          D1796        Wt %          0.50

Note: (1) Flash point shall be at least 50 degrees F above the pour point or 150 degrees F, whichever is greater.

                                   ADDENDUM 3

                     CHEVRON'S MOORING AND SUBMARINE LINES



1.   Geographical Description of Mooring Area

     Chevron U.S.A. Inc., Hawaiian Refinery has been granted the use of the following anchorage for its Barbers Point Offshore Tanker Terminal:

          The waters of the Pacific Ocean within an area beginning at a point in latitude 21 degrees 16' 58" N and longitude 158 degrees 04' 39" W, thence on a bearing of 090 degrees true, 850 yards, thence on a bearing of 180 degrees true, 450 yards, thence on a bearing of 270 degrees true, 850 yards, thence on a bearing of 000 degrees true, 450 yards to the point of beginning.

     The center of the above described area is on an "approximate" bearing of 119 degrees true, 2.3 miles from the Barbers Point light. Three corners of the area are marked by buoys. The two southerly corners of the area are marked by lighted buoys which are painted orange and white and are in 84 feet of water. The northeasterly corner of the area is marked by a white spar buoy and is in 66 feet of water. The northwesterly corner of the area is unmarked. The area is designated as area "C" on the chart attached hereto this Addendum 3.

     Within the mooring area, there are seven mooring buoys. Vessels moor by using the ship's bow anchors and by running lines to the mooring buoys.

                                  ADDENDUM 4

                                [SEE ATTACHED]

Description of Addendum No. 4 to the Facilities and Operating Contract by and between Chevron U.S.A. Inc. ("Chevron") and Hawaiian Electric Company, Inc. ("HECO"), dated November 20, 1995 (the "Facilities Contract"):

Pages 1, 2:

Pages one and two of Addendum No. 4 consist of a printed form with Chevron logo entitled "VESSEL DATA SHEET." The form is the product of Chevron Shipping Company with a reference C-728 (8-93) and generally consists of boxes and blanks which are to be filled in with respect to the physical description and operating characteristics of a particular petroleum tank vessel. The data sought concerning the particular vessel's physical characteristics includes but is not limited to the following: name; deadweight; length; breadth; distance from center manifold forward, and aft, basis parallel mid-body light ship draft; SCNRT; PCNRT; if double hull and SBT configured; percentage SDWT vessel can maintain in SBT and double-valve segregation mode; number and SWL of chain stoppers and boom/cranes; number, size and distance between bow chock openings; number and location of mooring bitts and closed chocks; number of shackles of port and starboard anchor chains; deck location, length, diameter, breaking strength of the vessel's mooring wires and ropes and whether they are on winches or drums; number, length, material, breaking strength of synthetic tails for mooring wires; if vessel equipped with IGS, vapor recovery system and COW; distances from manifold to ship's rail, flange center from deck, between manifold connections, BCM, and KTM. Data sought concerning operating characteristics of a particular vessel include but are not limited to: flag; number, nationality and English-language knowledge of officers and crew; if vessel has U.S. Coast Guard TVEL; date of last drydock and last Special Survey; if vessel is a member of TOVALOP; and name and particulars of OPA 90 Qualified Person and vessel contact parties.


Pages 3, 4:

Pages three and four of Addendum No. 4 consist of one page entitled "Mooring Information and Requirements" which in addition to the printed text, includes a diagram of a vessel which describes the required on-deck location and arrangement for mooring ropes and wires for a petroleum tank vessel with respect to mooring at a Chevron SPM or CMB facility, or if performing ship-to-ship lightering operations. This requirements data is to serve as a guide to assisting the completion of page four of Addendum No. 4.

Page four is entitled "Mooring Arrangement Data Sheet for Lightering Operations," and in addition to the printed text, includes a hexagonal outline which is to represent a deck of a tank vessel. Upon this outline is to be marked the location of each of a given vessel's single drum winches, open fairleads, double drum winches, warping drums, closed fairleads and single and double mooring bitts. There are also three questions concerning the number, sufficiency and location of the given vessel's enclosed fairleads and tie-off bitts with respect to receiving headlines, sternlines and backsprings from the other vessel participating in the lighterage operation.

                                   ADDENDUM 5

                 LIST OF FACILITIES IN HECO'S TANK FIELD SYSTEM
                    AND CHEVRON'S TANK FIELD SUPPORT SYSTEM


Section 1:  HECO's Facilities

  1)   Three LSFO storage tanks.

  2)   Two LSFO feeder pumps (main and spare) with electric drivers.

  3) Jet mixing facilities for all LSFO tanks using feeder pumps as motive force.

  4) Internal tank heaters -- pancake coil tank heaters using low pressure steam.

  5) Tank Gauging System -- compatible with and connected to Chevron's refinery tank gauging system.

  6) Storm Water Drainage System -- gravity drainage system to drain storm water to Chevron's refinery tank field impounding basin.

  7) Single dike for area and gravity drainage system to drain a major oil spill to Chevron's refinery tank field impounding basin.

  8)   Lighting System

  9) Fire Fighting System -- consisting of a looped waterline extending from Chevron's refinery tank field fire water system.

  10)  Electrical Substation and Electrical Distribution System

  11) Steam Systems -- nominal 40 psig system to supply tank heating coils, steam tracing system and exchangers.

  12) Condensate System -- collection and pumping system to recover and return 100 percent of condensate to Chevron's refinery condensate system.

  13)  Related Piping Systems --

       a) LSFO -- steam traced and insulated lines needed to receive LSFO into tank field, transfer LSFO from tank to tank, and transfer LSFO to Chevron's Pipeline booster pumps.

       b) Steam and Condensate -- insulated steam and condensate pipelines.

  14) Related Pipeline Systems -- that section of pipeline which is connected to Hawaiian Independent Refinery, Inc. or other facilities and falls within the legal boundaries of HECO's Barbers Point tank field.

Section 2:  Chevron's Tank Field Support System

  1) Low Pressure Steam System -- insulated supply line with valves and meter routed from Chevron's refinery low pressure steam system to HECO's tank field plot limit.

  2) Condensate System -- insulated condensate line with valves routed from HECO's tank field plot limit to Chevron's refinery condensate system.

  3) Fire Water System -- two supply lines with valves routed from Chevron's refinery tank field fire water system to HECO's tank field plot limit for HECO's looped fire water system.

  4) Storm Water Drainage System -- system is routed via gravity to Chevron's refinery tank field impounding basin.

  5) Tank Gauging System -- signals from HECO's tank gauging system are routed to and connected into Chevron's refinery tank field control house tank gauging system.

  6) LSFO Receiving Line -- steam traced and insulated line with valves routed from Chevron's marine unloading line to HECO's tank field plot limit.

  7) LSFO Delivery Line -- steam traced and insulated line with valves routed from HECO's plot limit to Chevron's pipeline booster pumps' suction manifold.

                                   ADDENDUM 6

                LIST OF FACILITIES IN HECO'S WAIAU STEAM SYSTEM


  1) Steam Piping -- insulated piping from HECO's Waiau Unit No. 7 and No. 8 reboiler steam system to the plot limit of Chevron's Waiau Reheat Station

  2)      Condensate Inspection Tank

  3)      Two Condensate Drip Pumps

  4)      Steam Flow Meter

  5)      Miscellaneous -- pipeline valves, instrumentation and fittings

                                   APPENDIX 1

               CHEVRON'S AND HECO'S FUEL OIL DISTRIBUTION SYSTEMS
                                 [See attached]

Description of Appendix 1 to the Facilities and Operating Contract by and between Chevron U.S.A. Inc. ("Chevron") and Hawaiian Electric Company, Inc. ("HECO"), dated November 20, 1995 (the "Facilities Contract"):

     Appendix 1 consists of a reduced copy of a map or geographic diagram with Chevron identification entitled "Chevron's and HECO's fuel oil Pipelines to Honolulu and Kahe Point. Plant 28." The form is the product of "Chevron U.S.A., Inc. MFG. DEPT. HAWAIIAN REFINERY," dated 4-19-90, and has a document reference "28-HD-593-A." The diagram generally displays the location, size and route of Chevron and HECO pipelines from the Chevron off-shore tank mooring, HECO pipeline from Chevron refinery to Kahe Point Plant, Chevron Pipeline to Honolulu connecting the Chevron refinery with the HECO Waiau Plant, Chevron Kapalama Terminal, HECO Iwilei, Chevron Honolulu Marine Terminal Pier 30 and HECO Honolulu Plant.

                                   APPENDIX 2

                SUMMARY OF VESSEL REQUIREMENTS AT BARBERS POINT


A. Maximum Deadweight Tons - 150,000

B. Maximum Length Overall - 1,000'

C. Maximum Draft - 50' (a maximum draft of 52' may be allowed during the summer months upon request)

D.  Maximum Distance Stern to Center of Cargo Manifold - MAX BCM 500'



                              GENERAL REQUIREMENTS

E. No cast iron is permitted in vessel's riser valves, pipes and fittings outboard of the last fixed rigid support to the deck.

F. Vessel's port side manifold piping, valves and ancillary equipment necessary to retrieve, secure and release the submarine cargo transfer hose(s), shall be in accordance with the latest edition of the Oil Companies International Marine Forum, OCIMF, Standards for Oil Tanker Manifolds and Associated Equipment, which shall be an integral part of this agreement.

G. All ground tackle must be in good working condition. Anchor chain wear shall not exceed 12.5% of the original diameter as measured by the vessel prior to its nomination. Vessels up to 50,000 DWT shall have at least l0 shots of chain on each anchor. Vessels over 50,000 DWT shall have at least 12 shots of chain on each anchor.

H. Vessels should be equipped with a searchlight on each bridge wing to assist in illuminating buoys during mooring and unmooring at night.

I. Handling of the submarine cargo transfer hose(s) shall be performed by the vessel's crew under the supervision of a ship's officer as designated by the vessel's master, as directed by the Chevron's Mooring Master in attendance.

J. All vessels shall comply with regulations and procedures set forth in the Marine Terminal Manual for Barbers Point Offshore Tanker Terminal in its latest revision, in addition to U.S. Coast Guard and other government
   regulations.   Vessels shall comply with all additions and revisions to the regulations and procedures in the Marine Terminal Manual upon sixty days' written notice or whatever shorter notice is required to comply with a mandate by government authority.

K. All vessels are subject to inspection by Chevron upon arrival to determine their suitability for the berth. Vessels not meeting the standard requirements in the Marine Terminal Manual for Barbers Point Offshore Tanker Terminal may be refused for berthing.

L. Vessels may be required to unberth and/or otherwise incur delay during adverse weather conditions. All costs, expenses, etc., or unberthing and reberthing shall be to the vessel's or HECO's account as the case may be.

M. All vessels must have the capability of maintaining at least 30% of vessels DWT at all times while in the berth.

N. Only uncontaminated SBT Ballast may be discharged to sea after a visual inspection of its surface has verifes\d its integrity.

O. Vessels shall be equipped with seven (7) mooring wires, l000 feet in length and mounted on winches. For vessels up to 70,000 DWT, the wire breaking strength shall be at least 65 metric tons; for vessels over 70,000 DWT, the breaking strength shall be least 75 metric tons. If vessel's wires are used in combination with synthetic tails (pendants), these shall be in good condition and have a breaking strength at least equal to l.25 times that of the wire they serve. In addition, vessels shall be equipped with at least seven (7) synthetic mooring ropes, 720 feet in length, in good condition and with a nominal breaking strength of 75 metric tons. Synthetic mooring ropes should be made of polyester fiber or equivalent Polypropylene and nylon ropes are not acceptable.


P. Winches and fittings must be so placed that mooring wires and synthetic lines can be run as follows:


                         Port    Center    Stbd
    Main deck fwd.      l each        -   l each
    Main deck aft       l each        -   l each
    Poop deck           l each   l each   l each

  Each synthetic rope shall be secured to a separate bitt using both horns of the bitt.


  Winch arrangements shall be such that port and starboard mooring wires/ropes may be handled simultaneously.


Q. Portside hose boom and related equipment shall have a minimum safe working
   load capacity of ten long tons   The vessel's hose boom and cargo manifold
   must be able to connect to one 12" over-the-rail hose. Hose boom topping life and runner must be of wire line and not synthetic line.

                                  APPENDIX 3

                 Refinery Operating Standards and Instructions
                              - - - - - - - - - -

A.  Operating Standards

  H-4210 - Operation of the Main Pumphouse - Included by reference in H-4210 are:

    AR-9000 - General Operating Instructions

    AR-9060 - Sampling Oil

    AR-9209 - Breaking Lines

    AR-9220 - Operation of Tanks

    AR-9230 - Gauging Tanks

    AR-9240 - Cleaning Tanks

    AR-9410 - General Pumping Instructions

    AR-9422 - Operation of Centrifugal Pumps and Drivers

    AR-9920 - Safe Practices for Entering and Working in Enclosed Equipment

    AR-9510 - Care and Operation of Refinery Sewers and Draining Systems

    AR-9249 - Precautions in Repairing Tanks

    AR-9900 - Release of Operating Equipment for Mechanical Work

    AR-942l - Care and Operation of Reciprocating Pumps

    H-4050  - Operation of Electrical Distribution System

    AR-9070 - Static Electrical and Lightning Protection

    AR-9710 - Operation of Metering and Control Equipment

    H-9510  - Operation of Drainage and Effluent Treating Systems

B.  Refinery Instructions

    Ref. Inst. No. 3 - Refinery Security

    Refinery Inst. No. 80 - Good Housekeeping

C.  Emergency Plans and Procedures - Emergency Fire Organization

D.  Engineering (Maintenance) Instructions

    All instructions directly applicable to tank field and pipeline maintenance work.